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[LOGO]  COMMONWEALTH
        TELEPHONE ENTERPRISES




September 19, 2000

Michael I. Gottdenker
86 Bulford Road
Shavertown, PA 18708

Dear Mr. Gottdenker:

This letter agreement (the "Agreement") sets forth the details of our agreement regarding your termination of employment with and service as a director of Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation ("CTE").
In addition, this Agreement sets forth the details with respect to compensation from RCN Corporation, a Delaware corporation ("RCN"). CTE and its predecessors, subsidiaries and affiliates are hereinafter collectively referred to as the "Company." RCN and its predecessors, subsidiaries and affiliates are hereinafter collectively referred to as RCN.

It is agreed as follows:

1.   Termination of Employment.
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     (a)       Your employment with the Company has been terminated as of July
          28, 2000 (the "Termination Date"). You agree that you will cooperate with Company personnel as required in order to properly and efficiently transition your job responsibilities and pending projects. Following the Termination Date, you will make yourself available at reasonable times and places to consult with the Company regarding matters in which you were involved prior to the date hereof.

     (b) You agree to cooperate and make yourself available, upon reasonable request, to the Company and any attorneys representing the Company in connection with any litigation involving the Company. Such availability shall include, but not be limited to, providing information, appearing as a witness for deposition or trial and any other capacity reasonably necessary in connection with any such litigation. To the extent that your services are required after the Termination Date, you will be paid reasonable compensation for your time in connection with the activities described in this Paragraph 1(b).
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     (c)       You will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). For twelve months following the termination date, the Company will pay for COBRA medical coverage, provided you are not covered by any other company sponsored or individual medical plan. Thereafter, you may continue COBRA medical coverage at your sole expense for an additional six (6) months. You will be provided with a letter from CTE addressing COBRA issues.

2.   Resignation as an Officer and Director.  The Company and you hereby
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     acknowledge that you have resigned as an officer and director of the
     Company and its subsidiaries as of July 28, 2000.

3.   CTE Stock Options.  Any unvested options to purchase CTE common stock which
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     have been granted to you as of the Termination Date under any of CTE's stock option plans, but which, under your stock option award agreements, are scheduled to vest after the Termination Date shall be vested as of the Termination Date. The period to exercise all of your vested options (including any options that have become vested pursuant to the immediately preceding sentence) following the Termination Date shall be extended to April 30, 2001. They shall terminate together with all your rights thereunder to the extent not exercised on or before such date. You acknowledge and agree that your stock option award agreements are hereby amended consistent with this Paragraph 3.

4.   RCN Stock Options.  Any unvested options to purchase RCN common stock which
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     have been granted to you as of the Termination Date under any of RCN's stock option plans, but which, under your stock option award agreements, are scheduled to vest after the Termination Date shall be vested as of the Termination Date. The period to exercise all vested options (including any options that have become vested pursuant to the immediately preceding sentence) following the Termination Date shall be as set forth in the applicable option agreement. You acknowledge and agree that your stock option award agreements are hereby amended consistent with this Paragraph 4.

5.   Executive Stock Purchase Plan Matching Units. As soon as practicable after
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     the Termination Date, the Company will pay you in cash an amount equal to fair market value, as of the date this agreement is signed (based upon the closing market price on that day), of all matching share units credited to your account under the CTE Executive Stock Purchase Plan that were forfeited as a result of your termination. Your participation in the Plan shall terminate as of the Termination Date.

6.   Promissory Note and Security Agreement.  Your debt to the Company pursuant
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     to the Promissory Note and Security Agreement, dated December 29, 1998, made by you in favor of the Company, in the principal amount of $250,000, plus accrued interest, is hereby forgiven. The Company shall mark such note canceled and return it to you as soon
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     as practicable after the execution hereof.

7.   Non-Compete.   You acknowledge and agree that your services to the Company
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     were unique, special and of extraordinary character and that the Company was substantially dependent upon such services to develop and market their businesses and products. Accordingly, in consideration for the promises contained herein, and other benefits, you agree that until the date which is two years after the date you execute this agreement, you shall not directly or indirectly compete or interfere with the Company in the research, development, construction, manufacture, marketing, licensing or sale of any product or line of business in which CTE is currently engaged, including but not limited to the provision of facilities-based telephone service, the provision of dial-up internet service, the construction of fiber optics networks and the sale of telecommunications services similar to or which may compete with such entities in the markets in which the Company is currently doing business, and with respect to CTE, in the following markets (so long as the Company publicly announces its entry into such markets by one year from the date you sign this agreement): Akron, Ohio; Columbia, SC; Charleston/North Charleston, SC; Greenville/Spartanburg/Anderson, SC and Knoxville, TN.

          Additionally, in consideration of the benefits provided hereunder, you agree that until the date which is one year after the date you execute this agreement, you shall not directly or indirectly compete or interfere with RCN with respect to the research, development, construction, manufacture, marketing, licensing or sale of any product or line of business in which RCN is currently engaged, including but not limited to the provision of facilities-based local and long distance telephone service, cable television service or satellite video services, the provision of dial-up and cable modem internet service, the construction of fiber optic telecommunications networks and the sale of telecommunications or data services similar to or which may compete with RCN in the markets in which RCN is currently doing business, at the time you execute this Agreement.

       The term "compete" as used herein means to engage directly or indirectly either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever. It shall also include acting in such capacity in connection with any business started, operated or controlled by former employees of the Company, RCN or their affiliates. The phrase "interfere with" includes, but is not limited to, soliciting, selling or developing services, products or lines of business which provide similar functions to any of the such entities' services, products or lines of business to any current or potential customer of the Company, or taking any action to prevent or limit such entities from soliciting, selling or developing services, products or lines of business in which it is involved. The provisions of this Paragraph shall not prevent you from investing in any assets or securities of any corporation, provided that such investments do not, directly or indirectly result in you, family members and other affiliates, collectively (i) owning beneficially at any time two percent (2%) or more of the equity securities of any corporation engaged in a business competitive with such entities or (ii) otherwise being able to control or actively participate in the business decisions of such
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competing business.

          The provisions of the three foregoing Paragraphs shall be enforced to the fullest extent permissible under the laws and public policies applied to each jurisdiction in which enforcement is sought. If any particular provision or portion of the foregoing two Paragraphs shall be adjudicated to be invalid or unenforceable, those Paragraphs shall be deemed amended to interpret such provision or portion thereof so adjudicated to be invalid or unenforceable to the extent only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, such amendment to apply only with respect to the operation of such Paragraphs in the particular jurisdiction in which such adjudication is made.

          In order to monitor your agreement not to compete, you agree for a period of two years after the date you execute this agreement, to promptly inform the Company of the acceptance of any job or any work as an independent contractor and to inform the Company of the identity of the employer or other entity to which you are providing consulting or other services.

     8.   Release.  In consideration for the above consideration and the
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promises contained herein, the sufficiency of which are hereby acknowledged, you hereby agree of your own free will, to voluntarily waive, release and forever discharge the Company, RCN and their respective subsidiaries, affiliates, predecessors, officers, employees and directors of and from any and all actions, causes of actions, suits, grievances, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source), claims for recall or reinstatement and promises, whatsoever, in law or equity, which you or your heirs, executors, administrators, successors and assigns, may have, or may have knowledge of, or may be charged with knowledge of, as of the date of this Agreement, for, upon, or by reason of any matter, cause or thing whatsoever, including, but not limited to, any and all matters arising out of your employment by the Company and the cessation of said employment, and including but not limited to, any violation of:

     (a)  Title VII of the Civil Rights Act of 1964, as amended;

     (b)  Sections 1981 through 1988 of Title 42 of the United States Code;

     (c)  The Employee Retirement Income Security Act of 1974, as amended;

     (d)  The Vocational Rehabilitation Act of 1973, as amended;

     (e)  The Age Discrimination in Employment Act of 1967, as amended;

     (f)  The Older Workers Benefit Protection Act of 1990, as amended;

     (g)  The Americans with Disabilities Act of 1990, as amended;
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     (h)  The Pennsylvania Human Relations Act, 43 P.S. sections 951, et. seq.;
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     (i)  The New Jersey Conscientious Employee Protection Act, N.J.S.A.
          sections 34:1-1, et. seq.;
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     (j)  The New Jersey Law Against Discrimination, N.J.S.A., sections 10:5-1,
          et. seq.;
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     (k)  Any other federal, state or local labor, whistleblower, wage and hour or human rights law; and

     (l) Any other alleged violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of your employment with the Company which you ever had, now has or may have as of the date of execution of this Agreement.

9.   Right of Offset. Notwithstanding any other provision of this Agreement, in
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     the event you breach any of paragraphs 7, 13 14, 15, or 16, the Company or
     RCN, as applicable, shall be entitled, in addition to any other remedies it might have at law or in equity, to recover any payment or debt forgiveness granted to you under paragraphs 5 and 6 of this Agreement as compensation for any loss or damage incurred by the Company or RCN, as applicable, as a result of your violation of such paragraph. The foregoing shall not limit or otherwise prejudice the Company's remedies for any action taken by you in breach of this Agreement. You agree that the foregoing, together with the other remedies in this agreement, is reasonable to compensate CTE and RCN in the event of your breach of the specified paragraphs.

10.  Forfeiture. Notwithstanding the previous paragraph and any other provision
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     of this Agreement, in the event you breach any of paragraphs 7, 13 14, 15, or 16, and if such breach occurs within two years following the exercise of any CTE or RCN stock options or vesting of any matching share units, you agree to repay to the Company or RCN, as the case may be, any gain realized or payment received upon the exercise of any stock options or sale of any CTE or RCN shares. The foregoing shall not limit or otherwise prejudice the Company's remedies for any action taken by you in breach of this Agreement. You agree that the foregoing, together with the other remedies in this agreement, is reasonable to compensate CTE and RCN in the event of your breach of the specified paragraphs.

11.  Review Period; Attorney Review.  You acknowledge that you have been
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     afforded a period of at least twenty-one (21) days within which to read and consider the terms set forth in this Agreement. In the event that you execute this Agreement within less than twenty-one (21) days of its delivery to you, you acknowledge that such decision was
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     entirely voluntary, and was not compelled, and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. You further acknowledge that you have carefully considered the terms and conditions of this Agreement and that you were advised to and had the opportunity to consult with an attorney before signing this Agreement.

11.  All Compensation.  You acknowledge that except for payments pursuant to
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     this Agreement, you have received all wages, salary and other compensation owed to you by the Company, and that you are not entitled to payment for work performed for the Company except as otherwise provided by this Agreement. Notwithstanding the foregoing, nothing in this paragraph shall be construed to limit your rights under the terms of any employee benefit plan subject to ERISA (other than any plan providing severance benefits), which rights shall be governed by the terms of such plan.

12.  Entire Agreement.  You further agree and understand that this Agreement
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     will not be subject to any claim of mistake of fact or duress and that there is no other agreement or understanding between you and the Company (other than the Release and Waiver referenced above) not clearly expressed herein.

13.  Confidentiality.  Both parties agree that the provisions, terms and
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     conditions of this Agreement are to be held in strict confidence. The parties agree not to disclose the terms of this Agreement to anyone other than the Company's and RCN's duly authorized employees or representatives, in the case of the Company and RCN, to whom the Company and RCN need to disclose such information in the course of its business; provided that you may disclose the terms of this Agreement to your immediate family, attorney and financial and tax advisors, provided further that such individuals shall not disclose the terms of this Agreement to anyone and that you shall be responsible for any breach of confidentiality by them. The Company and RCN shall be permitted to disclose the terms of this Agreement pursuant to the requirements of law or government agency, or pursuant to the requirements of any national securities quotation system.

14.  Proprietary Information.  You agree not to, at any time, divulge to any
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     person, firm, corporation or any other entity, information received by you during the course of your employment with the Company, with regard to any personnel matters; financial matters; business accounts and records; corporate documentation or structure; business and operating plans;
     designs; analyses; drawings; photographs; reports; computer software;
     source codes; applications; databases; flowcharts; marketing; program listings; manuals and documentation; forecasts; account and supplier information; product concepts; accounting and business methods; budgets; inventions; new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; formulas;
     copyrightable works; customers and customer's confidential information; and all similar and related information in whatever form, the foregoing relating to the Company and RCN ("Proprietary Information"). Proprietary Information will be kept confidential by
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     you and will not be revealed to anyone without the prior written permission of a duly authorized officer of the Company or RCN, as the case may be.

15.  Non-Solicitation.  You agree not to, for a period of two years following
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     the date you execute this agreement, directly or indirectly, solicit, hire, attempt to hire, recruit, assist in the hiring, compete with, interfere or entice away from the Company or RCN as an employee or a consultant, any other employee or any customer, prospect, person, firm or corporation that has dealings with the Company or RCN. You agree not to hire or offer employment to, or cause any third party with which you are affiliated to hire or offer employment to, any employee of the Company or RCN within six months of such employee's termination of employment with any of such entities, notwithstanding anything else in this Paragraph. You also agree not to, for a period of two years following the Termination Date, (i) directly or indirectly, attempt in any manner to solicit or accept from any customer business of the type performed by the Company or RCN or to persuade any customer to cease to do business or reduce the amount of business which any such customer has customarily done or is reasonably expected to do with the Company or RCN, or (ii) render to or for any customer any services of the type which are rendered by the Company or RCN.

16.  Non-disparagement.  The parties agree to refrain from making any remarks or
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     comments, orally or in writing, which remarks or comments reasonably could be construed to be derogatory or disparaging to the other.

17.  No Admission.  You understand and agree that you would not receive the
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     consideration contained in this Agreement except for your execution of this
     Agreement and fulfillment of the promises contained herein. Neither the making of this Agreement nor anything contained herein shall be in any way construed or considered to be an admission by the Company of non-compliance with any law or admission of any wrongdoing whatsoever.

18.  Injunctive Relief; Jurisdiction.  You acknowledge that monetary damages
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     would not be sufficient to compensate the Company or RCN in the event of a breach or threatened breach of any of the provisions of this Agreement. Should you violate or threaten to violate any of the provisions of this Agreement, the Company and RCN will be entitled to an injunction to stop you from continuing such breach or threatened breach. You agree that proper jurisdiction and venue for the enforcement of this Agreement will be in the federal or state courts having jurisdiction over Agreements like this and located in the State of New Jersey. This agreement shall be governed by the laws of the State of New Jersey.

19.  Company Property.  You will promptly return to the Company all property
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     which you received or helped prepare in connection with your employment
     (with the exception of certain computer and fax equipment that the Company has allowed you to keep) and will not retain copies, duplicates, reproductions or excerpts thereof.
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This Agreement constitutes the entire understanding between you, the Company and
RCN with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral that you may have had with the Company or any of its predecessors or RCN or any of its predecessors. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. By execution, you hereby acknowledge that you have read and understand each of the terms and conditions herein and have been advised and given an opportunity to ask questions and to consult with advisors.

FOR A PERIOD OF SEVEN (7) DAYS FROM THE DATE THAT YOU SIGN THIS AGREEMENT, YOU MAY REVOKE THIS AGREEMENT BY NOTIFYING THE COMPANY IN WRITING OF YOUR INTENT TO DO SO. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. THIS SEVEN (7) DAY PERIOD MAY NOT BE SHORTENED BY THE PARTIES, BY AGREEMENT OR OTHERWISE.

If the above accurately sets forth the terms of the agreement between the Company, CTE and you, please execute this letter below and return the original to me.

Very truly yours,

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

/s/ David C. McCourt                9/27/00
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David C. McCourt
Chairman

RCN CORPORATION


/s/ David C. McCourt                9/27/00
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David C. McCourt
Chairman & Chief Executive Officer

In Witness Whereof, and intending to be legally bound, I set my hand as of the indicated:


/s/ Michael I. Gottdenker    Date:  9/22/00
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Michael I. Gottdenker